SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 15

Certification and Notice of Termination of Registration under Section 12(g)
of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

Commission File Number: 333-141533
GRANITE MASTER ISSUER PLC
(Exact name of registrant as specified in its charter)
Fifth Floor
100 Wood Street
London EC2V 7EX, England
+44 (0)20 7606 0643
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Commission File Number: 333-141533-02
GRANITE FINANCE TRUSTEES LIMITED
(Exact name of registrant as specified in its charter)
22 Grenville Street
St. Helier, Jersey JE4 8PX, Channel Islands
+44 (0)1534 609 333
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Commission File Number: 333-141533-01
GRANITE FINANCE FUNDING 2 LIMITED
(Exact name of registrant as specified in its charter)
Fifth Floor
100 Wood Street
London EC2V 7EX, England
+44 (0)20 7606 0643
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Granite Master Issuer plc, Series 2007-1,
class 1A1, class 2A1, class 3A1, class 4A1, class 1B1, class 2B1, class 1M1, class 2M1, class 1C1 and class 2C1 notes

Granite Master Issuer plc, Series 2007-2,
class 1A1, class 2A1, class 3A1, class 4A1, class 1B1, class 2B1, class 3B1, class 1M1, class 2M1 and class 2C1 notes

(Title of each class of securities covered by this Form)

None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)	☐	Rule 12h-3(b)(1)(i)	☒
Rule 12g-4(a)(1)(ii)	☐	Rule 12h-3(b)(1)(ii)	☐
Rule 12g-4(a)(2)(i)	☐	Rule 12h-3(b)(2)(i)	☐
Rule 12g-4(a)(2)(ii)	☐	Rule 12h-3(b)(2)(ii)	☐
		Rule 15d-6	☐

Approximate number of holders of record as of the certification or notice date:
Under 300 in respect of each class of securities covered by this Form 15

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned, thereunto duly authorized.

GRANITE MASTER ISSUER PLC

By:	L.D.C. Securitisation Director No. 1 Limited

By:	/s/ Sharon Martin
Name:	Sharon Martin
Title:	Director

Date:    August 20, 2008

GRANITE FINANCE FUNDING 2 LIMITED

By:	L.D.C. Securitisation Director No. 1 Limited

By:	/s/ Sharon Martin
Name:	Sharon Martin
Title:	Director

Date:    August 20, 2008

GRANITE FINANCE TRUSTEES LIMITED

By:	/s/ Dean Godwin
Name:	Dean Godwin
Title:	Director

Date:    August 20, 2008

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